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PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 5, 1998)
                             TRIARC COMPANIES, INC.
                  $360,000,000 PRINCIPAL AMOUNT AT MATURITY OF
          ZERO COUPON CONVERTIBLE SUBORDINATED DEBENTURES DUE 2018 AND
            SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF

                            ------------------------

     This Prospectus Supplement, together with the Prospectus, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above-referenced securities. The last reported sale price of the Common Stock on the New York Stock Exchange on September 9, 1998 was $16 1/16 per share.

     The Prospectus dated June 5, 1998 relating to the offer for resale of up to $360,000,000 aggregate principal amount at maturity of Triarc Companies, Inc.'s Zero Coupon Convertible Subordinated Debentures due 2018 and the shares of Common Stock issuable upon conversion thereof is hereby supplemented to include the following information in the table under the heading 'Selling Securityholders' on page 52:

                            SELLING SECURITYHOLDERS

                                           PRINCIPAL AMOUNT                   NUMBER OF SHARES
                                            AT MATURITY OF     PERCENTAGE     OF COMMON STOCK
                                              DEBENTURES           OF        BENEFICIALLY OWNED
                                          BENEFICIALLY OWNED   DEBENTURES       AND OFFERED
         SELLING SECURITYHOLDER           AND OFFERED HEREBY   OUTSTANDING      HEREBY(1)(2)
----------------------------------------  ------------------   -----------   ------------------

AAM/Zazove Institutional Income Fund,
  L.P...................................     $  5,800,000           1.6             54,897
Banque Paribas..........................        3,400,000         *                 32,181
Black Diamond, Ltd......................        1,262,000         *                 11,944
Black Diamond Partners, L.P.............        1,283,000         *                 12,143
BZW Securities Limited..................       50,000,000          13.9            473,250
Century National Insurance Company......        2,700,000         *                 25,555
Chrysler Corporation Master Retirement
  Trust(3)..............................       11,860,000           3.3            112,254
Chrysler Insurance Company - Total
  Return................................          150,000         *                  1,419
Delta Air Lines Master Trust(3).........        4,310,000           1.2             40,794
Double Black Diamond Offshore LDC.......          238,000         *                  2,252
Fort Dearborn Life Insurance Company....          600,000         *                  5,679
Highbridge Capital Corp.................          100,000         *                    946
Highbridge Capital Corporation..........       19,000,000           5.3            179,835
JMG Convertible Investments, L.P........        2,500,000         *                 23,662
National Union Fire Insurance Company of
  Pittsburgh............................        5,500,000           1.5             52,057
OCM Convertible Trust(3)................       13,050,000           3.6            123,518
Orrington International Fund Ltd........        4,030,000           1.1             38,143
Orrington Investments Limited
  Partnership...........................          970,000         *                  9,181
Paloma Securities L.L.C.................        4,625,000           1.3             43,775
Partner Reinsurance Company Ltd.(3).....        1,300,000         *                 12,304
R2 Investments, LDC.....................        8,000,000           2.2             75,720
Raytheon Company Master Pension
  Trust(3)..............................        6,155,000           1.7             58,257
Silverton International Fund Limited....        4,625,000           1.3             43,775
SoundShore Holdings Ltd.................       17,100,000           4.8            161,851
State Employees' Retirement Fund of the
  State of Delaware(3)..................        3,660,000           1.0             34,641
State of Connecticut Combined Investment
  Funds(3)..............................       13,710,000           3.8            129,765
Tribecca Investments, L.L.C.............        5,000,000           1.4             47,325
Triton Capital Investments, LTD.........        2,500,000         *                 23,662
United National Insurance Company.......        4,400,000           1.2             41,646
Vanguard Convertible Securities Fund,
  Inc.(3)...............................       11,050,000           3.1            104,588
Worldwide Transactions Ltd..............          117,000         *                  1,107
Zazove Convertible Fund, L.P............        6,450,000           1.8             61,049

------------
* Less than 1.0%.
(1) Represents shares of Common Stock issuable upon conversion of the
    Debentures.
(2) Assumes a conversion rate of 9.465 shares per $1,000 principal amount at maturity and a cash payment in lieu of any fractional share interest, which conversion rate is subject to adjustment as described under 'Description of Debentures -- Conversion of Debentures.' Accordingly, the number of shares of Common Stock issuable upon conversion of the Debentures may increase or decrease from time to time. Under the terms of the Indenture, the Company is not required to issue fractional shares of Common Stock upon conversion of the Debentures and, in lieu thereof, will pay cash.
(3) In addition to the Debentures shown as being beneficially owned and offered hereby, the following entities also own registered Debentures that are not being sold hereunder: Chrysler Corporation Master Retirement Trust ($1,280,000), Delta Air Lines Master Trust ($2,030,000), OCM Convertible Trust ($1,895,000), Partner Reinsurance Company Ltd. ($145,000), Raytheon Company Master Pension Trust ($665,000), State of Connecticut Combined Investment Funds ($3,070,000), State Employees' Retirement Fund of the State of Delaware ($1,085,000) and Vanguard Convertible Securities Fund, Inc. ($1,600,000).
                            ------------------------
     SEE 'RISK FACTORS' BEGINNING ON PAGE 14 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            THIS PROSPECTUS SUPPLEMENT IS DATED SEPTEMBER 10, 1998.